CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in registration statements No. 333-135555 on Form S-3 and Nos. 333-119273 and 333-135558 on Form S-8 of Bucyrus International, Inc. of our report dated April 30, 2007, with respect to the consolidated balance sheets of DBT GmbH and subsidiaries (“DBT”) as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, according to International Financial Reporting Standards, as adopted by the EU (IFRS), which report appears in the Prospectus Supplement of Bucyrus International, Inc. expected to be filed with the Securities and Exchange Commission on or about May 4, 2007 pursuant to Rule 424(b)5 under the Securities Act of 1933, as amended, and refers to the fact that IFRS vary in certain significant respects from accounting principles generally accepted in the United States of America and that the information relating to the nature and effect of such differences is presented in Note 30 to the consolidated financial statements.

/s/ KPMG Deutsche Treuhand-Gesellschaft

Aktiengesellschaft Wirtschaftsprüfungsgesellschaft

Essen, Germany

May 4, 2007